UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 16, 2005

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789

(State or other jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)

2835 KEMET Way, Simpsonville, SC		29681

(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CRS 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4c))

Item 2.01 Completion of Acquisitions or Disposition of Assets

Greenville, South Carolina (December 12, 2005) - KEMET Corporation (NYSE:KEM) today announced that it has entered into a definitive agreement to purchase the Tantalum Capacitor Business of EPCOS AG for €86.5 million, or approximately $101.9 million.  The transaction is expected to close in the spring of 2006, subject to standard closing conditions and receipt of required regulatory approvals.

KEMET is excited about the opportunities that this acquisition will provide.  The strength of KEMET in North America and Asia, combined with the strong European presence of EPCOS will create a stronger global business for KEMET.  It will expand the Company’s market opportunities and provide greater access to customers, especially in the automotive electronics and telecommunication industries.  The strength of EPCOS’ manufacturing operations and expertise will further complement KEMET’s already world-class manufacturing organization.

“The EPCOS Tantalum Capacitor Business is an important strategic acquisition for KEMET,” stated Per-Olof Loof, KEMET’s Chief Executive Officer.  “It will further strengthen KEMET’s leadership position in the tantalum industry by providing access to new markets and customers leading to continued growth for the Company.  We look forward to serving our new customers and providing them the best-in-class KEMET service model.”

The purchase of the Tantalum Capacitor Business includes the EPCOS manufacturing operation in Evora, Portugal, and certain research and development, and marketing and sales functions located in various German locations.  KEMET does not plan to continue manufacturing in Heidenheim, Germany, and therefore, those employees are not part of the business being acquired.  However, in order to provide a continued supply of product to customers during the transition, KEMET and EPCOS will enter into a Manufacturing and Supply Agreement pursuant to which EPCOS will continue to produce product in Heidenheim which will be sold to KEMET until later in 2006.  At that time, KEMET will purchase the equipment in Heidenheim from EPCOS and move the equipment to China.

The total purchase price is €86.5 million, or approximately $101.9 million (as of the December 9, 2005 exchange rate).  An amount of €78.5 million (approximately $92.5 million), will be paid at closing and the remaining €8.0 million (approximately $9.4 million) will be paid when the manufacturing agreement expires to purchase the equipment.  The acquisition is currently intended to be financed with available cash.

For the fiscal year ended September 30, 2005, the EPCOS Tantalum Capacitor Business generated revenue of approximately €88 million (approximately $103.7 million).  After the integration is complete and the synergies are realized, it is expected that the business will be accretive to KEMET’s earnings per share by approximately $0.06 to $0.10.  KEMET expects to complete the majority of the operational integration by the end of calendar year 2006, at which time most of the synergies will begin to be realized.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 16, 2005

KEMET Corporation

/S/ D. E. Gable

David E. Gable
Senior Vice President and
Chief Financial Officer